EXHIBIT 12.1
                         RECKSON ASSOCIATES REALTY CORP.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
            RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS
                           AND PREFERRED DISTRIBUTIONS

      The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years ended December 31:

   2002          2001          2000            1999            1998
  -------     ----------    -----------     -----------      -----------
   1.89x         2.21x        2.08x           2.04x            1.97x


         The following table sets forth the Company's consolidated ratios of earnings to fixed charges, preferred dividends and preferred distributions for the years ended December 31:

    2002        2001           2000            1999             1998
  -------     ---------     ---------       --------         ---------
   1.54x       1.78x          1.60x           1.52x             1.58x


The Company had no preferred capital outstanding prior to April 1998.

The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2002 have been restated to exclude income from discontinued operations.